Exhibit 5.1
OPINION AND CONSENT OF FENWICK & WEST LLP
August 30, 2005
Interwoven, Inc.
803 11th Avenue
Sunnyvale, California 94089
Gentlemen/Ladies:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Interwoven, Inc., a Delaware corporation (“Interwoven” or the “Company”), with the Securities and Exchange Commission on or about August 30, 2005 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 318,100 shares of Interwoven’s Common Stock (the “Shares”), subject to issuance by Interwoven upon the exercise of stock options (the “Options”) granted under the Scrittua, Inc. 2005 Stock Option Plan (the “Plan”) and assumed by Interwoven in accordance with the terms of an Agreement and Plan of Merger dated July 29, 2005 by and among Interwoven, a wholly-owned subsidiary of Interwoven, Scrittura, Inc., and Peter S. Erly, William R. Denslow, Jr. and Larry Howard, as Representatives (the “Merger Agreement”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:
(1)	the Company’s Fourth Amended and Restated Certificate of Incorporation, represented by the Company to be true and complete as of August 30, 2005;
(2)	the Company’s Amended and Restated Bylaws, represented by the Company to be true and complete as of August 30, 2005;
(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;
(4)	the Prospectus prepared in connection with the Registration Statement;
(5)	all the minutes and actions of the incorporators, Board of Directors and stockholders of the Company that are in the Company’s minute books that are maintained by us in the ordinary course of our representation of the Company;
(6)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State on August 16, 2005;

Interwoven Systems, Inc.
August 30, 2005

(7)	the Plan, and the form stock option agreement and related documents thereunder; and
(8)	the Management Certificate, dated August 30, 2005, furnished to us by the Company (the “Management Certificate”).
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from such documents and the representations and warranties made by representatives of the Company to us, including, but not limited to, those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California and the Delaware General Corporation Law, the Delaware Constitution and court cases rendered thereunder.
     Based upon the foregoing, it is our opinion that the 318,100 Shares that may be issued and sold by the Company upon the exercise of the Options, when issued, sold and delivered in accordance with the Plan and applicable stock option agreements entered into thereunder and in the manner and for the consideration stated in the Plan, the relevant stock option agreements, and the Registration Statement, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above

Interwoven Systems, Inc.
August 30, 2005

and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP
/s/ Fenwick & West LLP